Exhibit 10.12

Amendment No. 2 to Reptron Electronics, Inc. Stock Option Plan

Effective as of October 28, 2005, the Board of Directors amended Section 1.8 of the Reptron Electronics, Inc. Stock Option Plan to read as follows:

1.8 Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board of Directors of Reptron Electronics, Inc., as such Committee shall be constituted from time to time by the Board of Directors.